EXHIBIT 10.4

PURCHASE AND SALE AGREEMENT

ARTICLE 1: PROPERTY/PURCHASE PRICE
1.1    Certain Basic Terms.

(a)       Purchaser and Notice Address:
RESOURCE APARTMENT OP III, LP, a Delaware limited partnership
c/o Resource Real Estate, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, PA 19103
Attention: Pamela Arms
                   With a copy to:
Resource Real Estate, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, PA 19103
Attention: Aldie Jennings Loubier, Esq.

(b)       Seller and Notice Address:
SOUTH PAYNE OWNER, LLC, a Virginia limited liability company
606 Greenwich Street
Falls Church, Virginia 22046
Attention: Robbie Brooks

                   With a copy to:
Rudolph Fields LLP
7511 Arlington Road
Bethesda, Maryland 20814
Attention: Brandon Fields

(c) Title Company: Land Services USA, Inc. 1 South Church Street, Suite 300 West Chester, PA 19380 Attention: Alison Zugschwert		(d) Escrow Agent Land Services USA, Inc. 1 South Church Street, Suite 300 West Chester, PA 19380 Attention: Alison Zugschwert
(e)	Date of this Agreement:	The latest date of execution by the Seller or the Purchaser, as indicated on the signature page.
(f)	Purchase Price:	$2,500,000.00.
(g)	Earnest Money:	$200,000.00.
(h)	Due Diligence Period:	The period commencing on the Date of this Agreement and ending on August 8, 2016.
(i)	Closing Date:	As agreed between Seller and Purchaser, but no later than ten (10) days following the expiration of the Due Diligence Period.
(j)	Broker:	CBRE.
1.2    Property. Subject to the terms of this Purchase and Sale Agreement (the “Agreement”), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the multi-family residential apartment property containing eleven (11) residential units, known as Payne Place and located at 219 and 221 South Payne Street in Alexandria, Virginia (the “Property”), which shall include the following:
(a)    The parcel of land described on Exhibit A attached hereto (the “Land”), together with all buildings, structures and other improvements on the Land (the “Improvements”), and all appurtenances of the Land, including, without limitation, easements, rights-of-way, privileges, benefits, tenements, hereditaments and other rights relating thereto, and all right, title, and interest, if any, of Seller in and to the land lying within any street, alley or roadway adjoining the Land or any vacated or hereafter vacated street or alley adjoining the Land.
(b)    All of Seller’s right, title and interest, in and to all fixtures, furniture, equipment, supplies and other tangible personal property, if any, owned by Seller (the “Personal Property”) presently attached or appurtenant to, located in or on and used exclusively in connection with the Land, including, without limitation, the personal property listed on Schedule I attached hereto, but excluding any items of personal property owned by tenants, any managing agent or others.
(c)    All of Seller’s interest, as landlord, in the “Leases,” being all leases, subleases and all other occupancy agreements for any portion of the Land and the Improvements, and all amendments and addenda thereto, and including all such leases, subleases and other agreements which may be made by Seller after the date hereof and before Closing as permitted by this Agreement.
(d)    All of Seller’s right, title and interest, if any, in and to all intangible personal property related to the Property, to the extent they exist and are assignable and without warranty (the “Intangible Personal Property”), including, without limitation, the following items: (i) licenses, permits approvals, certificates of occupancy, consents, authorizations, variances and waivers related to the Property, (ii) all trade names, trademarks, logos and symbols associated or used in connection with the Land and the Improvements, including Seller’s rights and interests in the name “Payne Place Apartments” and variations thereof, (iii) plans, specifications and other architectural and engineering drawings related to the Improvements, (iv) warranties and guaranties; (v) Service Contracts (as hereinafter defined) assumed by Purchaser in accordance with this Agreement, (vi) any and all telephone and facsimile numbers assigned to Seller with respect to the Property, and (vii) leasing, marketing and promotional brochures and other advertising materials relating to the Property, including, without limitation, all web addresses, domain names, URLs, all social media accounts and logo, photo, video and e-brochure files for the Property.
1.3    Earnest Money. The Earnest Money, in immediately available federal funds, evidencing Purchaser’s good faith to perform Purchaser’s obligations under this Agreement, shall be deposited by Purchaser with the Escrow Agent not later than the third (3rd) business day after the Date of this Agreement. In the event that Purchaser fails to timely deposit the Earnest Money with the Escrow Agent, this Agreement shall be of no force and effect. The Earnest Money shall be applied to the Purchase Price at Closing. If this Agreement terminates pursuant to any express right of Purchaser to terminate this Agreement, the Earnest Money shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate. The Earnest Money shall be held and disbursed by the Escrow Agent pursuant to Article 9 of this Agreement.
ARTICLE 2:     INSPECTIONS
2.1    Property Information. Purchaser acknowledges that Seller has provided Purchaser copies of, or access to with the right to copy, all information set forth on Schedule I of that certain Access and Indemnification Agreement by and between Purchaser and Seller dated July 15, 2016 (the “Property Information”). Except as otherwise expressly provided herein, Seller makes no representations or warranties as to the accuracy or completeness of the Property Information.
2.2    Confidentiality. Seller and Purchaser agree that the terms of the transaction contemplated by this Agreement (including without limitation, the Purchase Price and the other material economic terms of this transaction) and the Property Information shall be maintained in strict confidence and no disclosure, whether through press releases or any other means of publication (oral or written), of such documentation and information will be made or permitted without the consent of the other party, except (A) to (i) such brokers, partners, attorneys, lenders, accountants and others as are involved in the negotiation and consummation of this transaction (collectively, the “Representatives”), (ii) other parties on a need-to-know basis, including, in connection with Purchaser’s due diligence on the Property in accordance with this Agreement and (iii) Purchaser’s agents and consultants who agree to maintain the confidentiality of such information, and (B) as required by law, including public filings with the Securities and Exchange Commission. Notwithstanding the foregoing, after Closing, Purchaser shall be permitted to make public announcements provided the same does not identify Seller, the Purchase Price or the address of the Property.
2.3    Inspections in General. During the Due Diligence Period, Purchaser, its agents and affiliates, and their respective employees, engineers, analysts, contractors, consultants and representatives (collectively, “Purchaser’s Representatives”) shall have the right to enter upon the Property to perform, at Purchaser’s sole cost and expense, inspections and investigations on the Property and to observe, inspect and investigate the physical characteristics and the condition of the Property and improvements in accordance with this Agreement, including, without limitation, the examination of the Property Information. Prior to the Date of this Agreement, Purchaser obtained and delivered to Seller a certificate of liability and property damage insurance naming Seller as additional insured, with combined single limit of coverage not less than Two Million and 00/100 Dollars ($2,000,000.00), issued by a company authorized to do business in the Commonwealth of Virginia. All of such entries upon the Property shall be at reasonable times during normal business hours and after at least 24 hours prior notice to Seller or Seller’s agent, and Seller or Seller’s agent shall have the right to accompany Purchaser during any activities performed by Purchaser on the Property. Upon reasonable prior written notice and request from Purchaser, Seller shall notify tenants of the Property and permit Purchaser to view occupied units, subject to the rights of tenants under their Leases and except to the extent specifically prohibited in such tenants’ Leases. If a sale of the Property from Seller to Purchaser is not consummated for any reason, upon Seller’s written request, Purchaser agrees to provide Seller with copies of any and all third party written reports generated in connection with the rights granted herein provided that such third party vendors consent to such distribution and Seller reimburses Purchaser for the actual costs related thereto. If any inspection or test disturbs the Property, Purchaser will restore the Property to substantially the same condition as existed before the inspection or test. Purchaser hereby agrees to indemnify, defend, and hold Seller, its employees, tenants, invitees, contractors, and agents (“Indemnified Parties”) harmless from and against any losses, damages, expenses, liabilities, claims, demands, and causes of action (together with any reasonable legal fees and other costs and expenses incurred by the Indemnified Parties in connection therewith) (collectively, “Losses”), resulting directly or indirectly from, or in connection with, any entry on the Property (whether or not permitted by this Agreement) by Purchaser or its employees, invitees, contractors, and/or agents, including, without limitation, any Losses resulting, or alleged to be resulting, from personal injury or death, or property damage, or mechanic's or materialmen's liens, but specifically excepting therefrom any Losses arising from (i) the mere discovery or disclosure of existing conditions that are not exacerbated by Purchaser or (ii) the gross negligence and willful misconduct of Seller of any of the Indemnified Parties.
2.4    Termination During Due Diligence Period. If Purchaser determines, in its sole discretion, before the expiration of the Due Diligence Period that the Property is unacceptable for Purchaser’s purposes, for any reason or for no reason, Purchaser shall have the right to terminate this Agreement by giving to Seller notice of termination before the expiration of the Due Diligence Period and the Earnest Money shall be immediately refunded to Purchaser upon request. In addition, upon such a termination, Purchaser shall immediately return the Property Information to Seller. If Purchaser does not give notice of termination, this Agreement shall continue in full force and effect and the Earnest Money shall be non-refundable, except as otherwise expressly set forth in this Agreement.
2.5    Purchaser’s Reliance on its Investigations. To the maximum extent permitted by applicable law and except for Seller’s representations and warranties contained herein and any warranties of title contained in the Deed and the Assignment (hereafter defined) delivered at the Closing (“Seller’s Warranties”), this sale is made and will be made without representation, covenant, or warranty of any kind (whether express, implied, or, to the maximum extent permitted by applicable law, statutory) by Seller. As a material part of the consideration for this Agreement, Purchaser agrees to accept the Property on an “as is” and “where is” basis, with all faults, and without any representation or warranty, all of which Seller hereby disclaims, except for Seller’s Warranties. Except for Seller’s Warranties, no warranty or representation is made by Seller as to fitness for any particular purpose, merchantability, design, quality, condition, operation or income, compliance with drawings or specifications, absence of defects, absence of hazardous or toxic substances, absence of faults, flooding, or compliance with laws and regulations including, without limitation, those relating to health, safety, and the environment. Purchaser acknowledges that Purchaser has entered into this

Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic use, compliance, and legal condition of the Property and that, other than the Seller’s Warranties, Purchaser is not now relying, and will not later rely, upon any representations and warranties made by Seller or anyone acting or claiming to act, by, through or under or on Seller’s behalf concerning the Property. The provisions of this Paragraph 2.5 shall survive any Closing or termination of this Agreement for 6 months.

ARTICLE 3:      TITLE AND SURVEY REVIEW
3.1    Delivery of Title Commitment. Purchaser has received a title commitment from the Title Company (individually or collectively, as the context may require, the “Title Commitment”), covering the Property and certifying that fee simple title to the Property is vested in Seller, together with copies of all documents referenced in the Title Commitment. Purchaser has ordered an updated survey (individually or collectively, as the context may require, the “Survey”) of the Property.
3.2    Title Review and Cure. During the Due Diligence Period, Purchaser shall review title to the Property as disclosed by the applicable Title Commitment and the applicable Survey. Seller shall have no obligation to cure title objections except liens and judgments of an ascertainable amount not created by Purchaser, which liens or judgments Seller shall cause to be released at the Closing or affirmatively insured over by the Title Company. Seller further agrees to remove any exceptions or encumbrances to title which are created by Seller or its employees, agents, representatives, contractors or subcontractors after the Date of this Agreement without Purchaser’s consent. Purchaser may terminate this Agreement and receive a refund of the Earnest Money if the Title Company revises the Title Commitment after the expiration of the Due Diligence Period to add or modify exceptions in a material adverse manner, if such additions or modifications are not acceptable to Purchaser and are not removed by the Closing Date. The term “Permitted Exceptions” shall mean: the specific exceptions (exceptions that are not part of the promulgated title insurance form) in the Title Commitment that either (i) Purchaser has not objected to or (ii) Purchaser has objected to but subsequently waived the objection; items shown on the Survey, which have not been removed as of the end of the Due Diligence Period; real estate taxes for the current year not yet due and payable; and tenants in possession as tenants only under the Leases.
3.3    Delivery of Title Policy at Closing. As a condition to Purchaser’s obligation to close, the Title Company shall deliver to Purchaser at Closing an ALTA Owner’s Policy of Title Insurance, Form 2006 issued by the Title Company at ordinary rates as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring that fee simple title to the Property is vested in Purchaser, and subject only to the Permitted Exceptions. Seller shall execute at Closing an affidavit in such form reasonably acceptable to Seller as the Title Company shall require for the issuance of the Title Policy. The Title Policy may be delivered after Closing if that is customary in the locality.
ARTICLE 4:      OPERATIONS AND RISK OF LOSS
4.1    Ongoing Operations. During the pendency of this Agreement, Seller (a) shall carry on its business and activities relating to the Property, including leasing of the Property, maintaining the presently existing property insurance and performing ordinary repairs and replacements, substantially in the same manner as it did before the Date of this Agreement, provided that in no event shall Seller be required to make any capital repairs, replacements or improvements to the Property, except as required by the Leases or by applicable law; (b) shall deliver to Purchaser any written notice of every threatened or actual action, suit or proceeding concerning or affecting the Property or any portion thereof or any written notice of Violation (as hereafter defined); and (c) shall not offer for sale or otherwise market the Property.
4.2    Performance under Leases and Service Contracts. During the pendency of this Agreement, Seller will perform its obligations under the Leases and any service or maintenance agreements relating to the Property (“Service Contracts”) and other agreements that may affect the Property. To the extent there are any open permits relating to work performed at the Property prior to Closing, Seller shall remain responsible after Closing for submitting information and documentation required to close such permits and to permit the Title Company to issue the Title Policy at Closing.
4.3     New Contracts. During the pendency of this Agreement, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except (a) Leases and (b) contracts entered into in the ordinary course of business that are terminable without cause on 30-days’ notice and without penalty or cancellation fee, without the prior consent of the Purchaser, which shall not be unreasonably withheld or delayed.
4.4    Termination of Service Contracts. During the Due Diligence Period, Purchaser shall notify Seller which Service Contracts Purchaser wishes to assume at Closing. Notwithstanding the foregoing, Purchaser shall assume all Service Contracts that are not terminable on 30 days or less notice or that require the payment of a termination charge (unless Purchaser agrees, as applicable, to pay such termination charge or to assume such contract for the duration of the notice period), to the extent that they are assumable and all required consents have been obtained prior to Closing. Purchaser shall pay any transfer or assignment charges due in connection with its assumption of any Service Contracts solely to the extent such charges are set forth in the Service Contracts or otherwise disclosed to Purchaser in writing prior to the end of the Due Diligence Period. Notice of termination for all Service Contracts not assumed by Purchaser shall be given by Seller not later than the Closing Date and any charges due thereunder after the Closing Date and through the date of actual termination shall be included as a prorated expense.
4.5    Damage or Condemnation. Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened before the Closing, and risk of loss to the Property due to fire, flood or any other cause before the Closing, shall remain with Seller. If before the Closing the Property or any portion thereof shall be materially damaged, or if all or any material portion of the Property shall be subjected to a bona fide threat of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, then Purchaser may terminate this Agreement by written notice to Seller given within 5 days after Purchaser learns of the damage or taking, in which event the Earnest Money shall be returned to Purchaser. If the Closing Date is within the aforesaid 5-day period, then Closing shall be extended to the next business day following the end of said 5-day period. If no such election is made, and in any event if the damage or taking is not material, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment except as contemplated in this paragraph. In such an event, Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for any taking. To the extent that any damage to the Property due to casualty exceeds the deductible under Seller’s insurance, Seller shall promptly negotiate a settlement (the “Settlement”) with its adjuster (and the Closing shall be delayed until the date five (5) days after the Settlement is agreed upon) and Seller shall credit Purchaser at Closing with the amount of the Settlement and an amount equal to Seller’s deductible, without duplication. Seller agrees to not agree upon the terms of such Settlement until such terms are approved by Purchaser. Purchaser shall have the right to participate in the negotiation of the Settlement. For purposes of this paragraph, the phrases “Material damage” and “materially damaged” means damage reasonably expected to exceed ten percent (10%) of the Purchase Price to repair and “material portion” means a taking reasonably expected to affect a portion of the Property with a value in excess of ten percent (10%) of the Purchase Price.

ARTICLE 5:     CLOSING
5.1    Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent. The Closing may be held through an escrow closing arrangement, or effected via a “mail away” closing (i.e. in which funds are sent via wire transfer and closing documents are delivered via overnight delivery or courier delivery service to the Escrow Agent).
5.2    Conditions to the Parties’ Obligations to Close. Except as set forth below, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder is contingent upon the following:

(a)    The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Date of this Agreement and the Closing Date;
(b)    As of the Closing Date, the other party shall have performed its obligations, agreements and covenants hereunder and all deliveries to be made at Closing have been tendered;
(c)    There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the other party’s ability to perform its obligations under this Agreement;
(d)    There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby; and
(e)    The obligation of Purchaser to consummate the transaction contemplated hereunder is contingent upon Seller adjusting the height of the newly constructed fence along the southern property line from 6' to 5' to meet City of Alexandria code requirements at Seller's expense.
So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, in which event the Earnest Money shall be returned to the Purchaser, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. If such party elects to close, notwithstanding the nonsatisfaction of such condition, there shall be no liability on the part of the other party for nonsatisfaction of such condition or for breaches of representations and warranties of which the party electing to close had knowledge as of the Closing.
5.3    Seller’s Deliveries in Escrow. On or before the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:
(a)    Deed. Special warranty deed in the form of Exhibit B attached hereto (the “Deed”), executed and acknowledged by Seller, conveying to Purchaser fee simple title to the Land and Improvements, subject only to the Permitted Exceptions.
(b)    Bill of Sale and Assignment of Leases and Contracts. A Bill of Sale and Assignment of Leases and Service Contracts for the Property in the form of Exhibit C attached hereto (individually or collectively, as the context may require, the “Assignment”), executed by Seller.
(c)    State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;
(d)    FIRPTA. A Foreign Investment in Real Property Tax Act affidavit, executed by Seller.
(e)    Representations and Warranties and Rent Roll. A certificate executed by Seller reaffirming the representations and warranties made by Seller under this Agreement as true and correct in all material respects as of the Closing Date, together with an updated Rent Roll for the Property dated no more than two (2) business days prior to the Closing Date.
(f)    Evidence of Authority. Appropriate evidence of Seller’s authority to consummate the transactions contemplated by this Agreement as may be required by the Title Company.
(g)    Transfer Documents. Duly completed and signed real estate transfer tax returns or comparable instruments required by the recording office in which the Deed is to be recorded.

(h)    Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
5.4    Purchaser’s Deliveries in Escrow. On or before the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:
(a)    Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account at a bank satisfactory to Seller.
(b)    Bill of Sale and Assignment of Leases and Contracts. The Assignment, executed by Purchaser.
(c)    State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property.
(d)    Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
(e)    Transfer Documents. Duly completed and signed real estate transfer tax returns or comparable instruments required by the recording office in which the Deed is to be recorded
5.5    Closing Statements. At the Closing, Seller and Purchaser shall deliver to the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent and approved by Seller and Purchaser.
5.6    Possession. Seller shall deliver possession of the Property to Purchaser at the Closing.
5.7    Post-Closing Deliveries and Cooperation. Promptly after the Closing, Seller shall deliver to the offices of Purchaser’s property manager for the Property: the original Leases and lease files for tenants in possession as of Closing; originals of all contracts (or copies if no originals are available) and receipts for deposits; all keys, if any, used in the operation of the Property; and, if in Seller’s possession or control, a copy of any “as-built” plans and specifications of the Improvements. After the Closing, Seller agrees that it will take such actions and properly execute and deliver to Purchaser such further instruments of assignment, conveyance and transfer as may be necessary to assure, complete and evidence the full and effective transfer and conveyance of the Property, including, without limitation, taking any actions or executing any documents required to transfer the web addresses, domain names and URLs to Purchaser at Closing. The provisions in this Section 5.7 shall survive Closing for 6 months.
5.8    Notice to Tenants. Seller and Purchaser shall deliver to each tenant immediately after the Closing a notice regarding the sale in substantially the form Exhibit D attached hereto, or such other form as may be required by applicable state law.
5.9    Termination Notices. A termination of management agreement executed by Seller and the current property manager terminating the property management agreement as of the Closing Date and confirming that all amounts due to manager under such agreement have been paid in full, negotiated for future payment by Seller, or waived by manager. Copies of all notices sent to the counterparty to each Service Contract terminated in accordance with this Agreement.
5.10    Costs. Each party shall pay its portion of the following costs as indicated below:
(a)    Survey – Purchaser
(b)    Title Policy:

(i)	Basic premium, including search and exam fees – Purchaser

(ii)	Extended coverage – Purchaser

(iii)	Endorsements – Purchaser
(c)    Seller shall pay the “grantor” tax and one- half (1/2) of the “Regional Congestion Relief Fee” and Purchaser shall pay all other transfer and recordation fees and taxes:
(d)    Recording charges:

(i)	Instruments to remove encumbrances that Seller is obligated to remove – Seller

(ii)	Deed – Purchaser.
(e)    Appraisals, engineering studies, termite inspections, environmental inspections and other inspections and tests desired by Purchaser – Purchaser
(f)    Other – The Escrow Agent’s escrow fee shall be evenly divided between the parties. Each party shall pay its own attorneys’ fees. Purchaser shall pay any escrow cancellation fee or other fees due upon a termination of this Agreement. All other costs shall be borne according to local custom.
ARTICLE 6:     PRORATIONS
6.1    Prorations. The day of Closing shall belong to Purchaser and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited or charged to Purchaser and the portion thereof applicable to periods ending as of Closing shall be credited or charged to Seller.
(a)    Taxes and Assessments. General real estate taxes and assessments imposed by governmental authority and any assessments imposed by private covenant constituting a lien or charge on the Property for the then current calendar year or other current tax period (collectively, “Taxes”) not yet due and payable or paid in advance shall be prorated. If custom in the location of the Property is to prorate Taxes other than based on a calendar or fiscal year, then such custom shall apply. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Purchaser and Seller shall prorate Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates. Any refund or rebate of Taxes resulting from a tax protest, challenge or appeal (an “Appeal”) for a tax year ending prior to the Closing Date shall belong to Seller, whether received before or after Closing, and Seller shall have the sole authority to prosecute such Appeals. Any refund or rebate of Taxes, less costs incurred in connection therewith, resulting from an Appeal for the tax year in which the Closing Date occurs shall be prorated between the parties in the same manner as prescribed above, whether received before or after Closing, and Seller shall have the sole authority to prosecute any such Appeal prior to the Closing Date and after the Closing Date Seller and Purchaser shall mutually cooperate in the prosecution of any such Appeal.
(b)    Collected Rent. All collected rent and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated. Seller shall be charged with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. Purchaser shall apply rent and other income from tenants that are collected after the Closing first to the obligations then owing to Purchaser for its period of ownership and to costs of collection, remitting the balance, if any, to Seller. Any prepaid rents for the period following the Closing Date shall be paid over by Seller to Purchaser. Purchaser will make reasonable efforts, without suit, to collect any rents applicable to the period before closing. Seller may, at Seller’s sole cost and expense, pursue collection as to any rent not collected by Purchaser within 6 months following the Closing Date provided that Seller shall have no right to terminate any Lease or any tenant’s occupancy under any Lease in connection therewith.

(c)    Utilities. Utilities, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing shall be prorated. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items. Seller shall pay at Closing the bills therefor for the period to the day preceding the Closing, and Purchaser shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Purchaser will receive a credit against the Purchase Price for Seller’s portion and will pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities no more than 30 days in advance in the ordinary course of business, then Purchaser shall be charged its portion of such payment at Closing.
(d)    Fees and Charges under Service Contracts, Licenses and Permits. Fees and charges under such of the Service Contracts, licenses and permits as are being assigned to and assumed by Purchaser at the Closing, shall be prorated on the basis of the periods to which such Service Contracts, licenses and permits relate.
6.2    Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under Paragraph 6.1, including Taxes, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available, with final adjustment to be made as soon as reasonably possible after the Closing, to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within 30 days of written notice. Seller shall have reasonable access to, and the right to inspect, Purchaser’s books to confirm the final prorations, with any audit costs at the sole cost and expense of the Seller.
6.3    Service Contracts. Purchaser will assume the obligations arising from and after the Closing Date under those Service Contracts that are not terminated as of the Closing Date.
6.4    Tenant Deposits. All tenant security deposits in Seller’s possession, as reflected on the final Rent Roll delivered to Purchaser at Closing (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the Leases, shall be credited to Purchaser at Closing or placed in escrow if required by law. As of the Closing, Purchaser shall assume Seller’s obligations related to such tenant security deposits. Purchaser will indemnify, defend, and hold Seller harmless from and against all demands and claims made by tenants arising out of the transfer or disposition of any security deposits transferred to Purchaser and will reimburse Seller for any reasonable expenses (including all reasonable attorneys’ fees) incurred or that may be incurred by Seller as a result of any such claims or demands by tenants.
6.5    Utility Deposits. Purchaser shall be responsible for making any deposits, required with utility companies.
6.6    Sale Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. If this transaction is closed, Seller shall pay Broker in accordance with their separate agreement. Except as expressly set forth above, if any claim is made for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall defend, indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.
6.7    Settlement and Prorations. Seller shall cause the Escrow Agent to prepare a settlement statement containing the prorations described above and deliver the same together with reasonable backup information from Seller no later than two (2) business days prior to the Closing Date.
6.8    Rent Ready Credit. Not later than 12:00 p.m. EDT two (2) business days prior to Closing (“Walk Though Date”), a representative of Purchaser and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready” condition. With respect to any rental unit that is vacated on or before five (5) days prior to Closing that Seller has not placed in a “rent ready” condition before the Walk Through Date, Purchaser shall receive a credit against the Purchase

Price at Closing in the amount of $750 per unit. As used herein, “‘rent ready’ condition” shall mean ready for occupancy, equipped with working appliances and cleaned.
ARTICLE 7:     REPRESENTATIONS AND WARRANTIES
7.1    Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:
(a)    Organization and Authority. Seller has been duly organized and is validly existing as a Virginia limited liability company, in good standing and qualified to do business in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.
(b)    Conflicts and Pending Action. There is no agreement to which Seller is a party or to Seller’s knowledge binding on Seller which is in conflict with this Agreement. There is no action, suit or proceeding pending or, to Seller’s knowledge, threatened against the Property, including condemnation proceedings, or against the Seller, other than matters covered by Seller’s insurance and that would not impair Seller’s ability to perform its obligations under this Agreement.
(c)    Rent Roll, Leases and Operating Statements. The Rent Roll provided or to be provided to Purchaser is the document used by Seller in the operation and management of the Property. To Seller’s knowledge, the Rent Roll for the Property provided or to be provided to Purchaser is or will be true, correct and complete in all material respects as of the date thereof. The Leases are in full force and effect and, to Seller’s actual knowledge, there are no existing defaults by the tenants thereunder, except as disclosed in the Rent Roll. No tenant under any of the Leases has any defense or offset to rent under the Leases. Seller has not received written notice of any claimed default by Seller under any of the Leases which remains uncured, and, to Seller’s actual knowledge, Seller is not in default under any of the Leases. All inducements, concessions, free rent and other consideration paid and/or payable to any tenant under the Leases is set forth in the Leases. The Operating Statement for the Property was prepared by or for Seller in the ordinary course of its business in the same manner as it prepares or obtains such reports for its other properties and are the Operating Statements used and relied upon by Seller in connection with its operation of the Property.
(d)    Service Contracts. The list of Service Contracts for the Property set forth on Schedule II is true, correct, and complete as of the Date of this Agreement. To Seller’s knowledge, (i) true, correct and complete copies of all Service Contracts were provided to Purchaser in accordance with this Agreement; (ii) all Service Contracts are in full force and effect; (iii) neither Seller nor, to Seller’s knowledge, any other party is in material default under any Service Contract and (iv) there are no service or maintenance contracts that are obligations of Seller or the Property other than the Service Contracts.
(e)    Books and Records. All books, records and other information prepared by Seller or its property manager and provided to Purchaser by Seller were prepared by or for Seller in the ordinary course of its business and are the same books, records and other information used and relied upon by Seller in its operation of the applicable Property.
(f)    Violations. To Seller’s knowledge, Seller has not received written notice or other communication from any governmental entity of any violation by Seller of any law, rule or regulation affecting the Property or its use including any environmental law or regulation, nor any written notice that the Property is in violation of any applicable building or zoning code or ordinance (each, a “Violation”), except for any such matters which may have been previously cured by Seller or which have been disclosed to Purchaser.
(g)    Commissions. Seller has no obligation to pay any leasing or brokerage commission in connection with any of the Leases executed prior to the Closing Date.

(h)    Hazardous Substances. To Seller’s knowledge and except as disclosed in the Property Information, no Hazardous Substances are or have been, stored, treated, disposed of or incorporated into, on or around the Property in violation of any applicable statutes, ordinances or regulations; and Seller has not received written notice of any currently pending or, to the Seller's knowledge, threatened action or proceeding relating to Hazardous Substances. “Hazardous Substances” shall mean any hazardous or toxic materials, substances or wastes, such as (a) substances defined as “hazardous substances,” “hazardous materials,” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), and/or the Hazardous Materials Transportation Act (49 USC Section 1801, et seq.), as any of such acts are amended from time to time; (b) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, any agency of the State of Florida or any agency of the United States of America; (c) asbestos, petroleum and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and freon and other chlorofluorocarbons; and (d) those substances defined as any of the foregoing in the regulations adopted and publications promulgated pursuant to each of the aforesaid laws.
(i)    Compliance with International Trade Control Laws and OFAC Regulations. Seller is not now nor shall it be at any time prior to or at the Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) named in any executive orders or lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) as Persons with whom a United States Citizen (“U.S. Person”) may not transact business or must limit their interactions to types approved by OFAC (“Specially Designated Nationals and Blocked Persons”).
7.2    Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:
(a)    Organization and Authority. Purchaser has been duly organized and is validly existing as a limited partnership, in good standing in the State of Delaware and is (or will be at Closing) qualified to do business in the state in which the Property is located. Purchaser has the full right and authority and has obtained (or will obtain by Closing) any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.
(b)    Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.
(c)    Compliance with International Trade Control Laws and OFAC Regulations. Purchaser (without reference to its constituent entities) is not now nor shall it be at any time prior to or at the Closing a Person named in any executive orders or lists published by OFAC as a Specially Designated National and Blocked Person.

ARTICLE 8:      DEFAULT AND DAMAGES
8.1    Default by Purchaser. If Purchaser shall default in its obligation to close hereunder or otherwise defaults in its obligations hereunder, and such default continues for a period of (5) days after written notice is received by Purchaser (provided such five (5) day cure period shall not apply to Purchaser’s obligation to deposit any Earnest Money and in no event shall the Closing Date be extended as a result of such five (5) day cure period), then Purchaser agrees that Seller shall have the right to have the Escrow Agent deliver the Earnest Money to Seller as liquidated damages to recompense Seller for time spent, labor and services performed, and the loss of its bargain. Purchaser and Seller have considered carefully the loss to Seller occasioned by taking the Property off the market as a consequence of the negotiation and execution of this Agreement, the expenses of Seller incurred in connection with the preparation of this Agreement and Seller’s performance hereunder, and the other damages, general and special, which Purchaser and Seller realize and recognize Seller will sustain but which Purchaser and Seller agree would be impracticable or extremely difficult to calculate at this time if Purchaser so defaults. Based on all those considerations, Purchaser and Seller agree that the Earnest Money, together with the interest thereon, represents a reasonable estimate of Seller’s damages. Seller agrees to accept the Earnest Money as Seller’s total damages and relief hereunder if Purchaser defaults in its obligations to close hereunder, Seller waiving all other rights and remedies.
8.2    Default by Seller. If Seller defaults in its obligation to sell and convey the Property to Purchaser pursuant to this Agreement, or otherwise defaults in its obligations hereunder, and such default continues for a period of five (5) days after written notice is received by Seller, Purchaser’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to the return by the Escrow Agent to Purchaser of the Earnest Money plus reimbursement for Purchaser’s reasonable documented out-of-pocket expenses incurred in connection with this Agreement not to exceed Fifteen Thousand Dollars ($15,000.00) in the aggregate, or (b) to bring a suit for specific performance (but not damages) provided that any suit for specific performance must be brought within 60 days of Seller’s default, to the extent permitted by law, Purchaser waiving the right to bring suit at any later date. Purchaser agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after, the proper filing of a suit for specific performance.
ARTICLE 9:      EARNEST MONEY PROVISIONS
9.1    Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Purchaser, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall apply the Earnest Money against the Purchase Price due Seller at Closing.
9.2    Contract Terminations. Upon a termination of this Agreement in accordance with its terms, the party with the right to terminate this Agreement (the “Terminating Party”) may give written notice to the Escrow Agent and the other party (the “Non-Terminating Party”) of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money to the Terminating Party. The Non-Terminating Party shall then have five business days in which to object in writing to the release of the Earnest Money to the Terminating Party. If the Non-Terminating Party provides such an objection, then the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment. Notwithstanding the foregoing, or anything to the contrary contained herein, in the event Purchaser terminates this Agreement in accordance with the terms of Section 2.4 herein, then Escrow Agent shall promptly, and without the requirement of notice from the Seller, return the Earnest Money to Purchaser.
9.3    Interpleader. Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the

Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.
9.4    Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.
ARTICLE 10:      MISCELLANEOUS
10.1    Parties Bound. Except for an assignment pursuant to Paragraph 10.16 or in accordance with this Section 10.1, neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void. No assignment permitted under this Agreement shall relieve the assigning party of any liability hereunder, whether arising before or after the date of such assignment. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. Purchaser may assign this Agreement to an entity controlled by Purchaser or its principals, or affiliated with the Purchaser, or to any financial institution which may become a “partner” (which shall include an affiliation through any form of business organization) of the Purchaser (or any of their affiliates), provided, however, a copy of the assignment and assumption agreement shall be delivered to Seller at least five (5) business days prior to Closing Date.
10.2    No Recordation. Neither Purchaser nor Seller shall not record this Agreement or any memorandum of this Agreement.
10.3    Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.
10.4    Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.
10.5    Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Property is located.
10.6    Survival. Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, warranties and agreements contained in this Agreement shall survive the Closing and the execution and delivery of the Deed required hereunder only for a period of six (6) months immediately following the Closing Date; provided, however the indemnification provisions of Paragraphs 6.4 and 6.6 and the provisions of Paragraph 6.2 shall survive the termination of this Agreement or the Closing, whichever occurs, and shall not be merged, until the applicable statute of limitations with respect to any claim, cause of action, suit or other action relating thereto shall have fully and finally expired. Any claim brought after Closing shall be actionable or enforceable if and only if: (i) notice of such claim is given to the party which allegedly made such misrepresentation or breached such covenant, obligation, warranty or agreement within 9 months after the Closing Date; and (ii) the amount of damages or losses as a result of such claim suffered or sustained by the party making such claim exceeds $50,000.00.

10.7    No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary or otherwise.
10.8    Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property except for any confidentiality agreement binding on Purchaser, which shall not be superseded by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.
10.9    Time. Time is of the essence in the performance of this Agreement.
10.10    Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith.
10.11    Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. All notices shall be in writing and shall be deemed to have been properly given or served as of (i) the date of personal delivery with acknowledgment of receipt; (ii) three (3) business days after the same is deposited in the United States mail, prepaid, for delivery by registered or certified mail, return receipt requested; or (iii) the first business day after the date delivered to a reputable overnight courier service providing proof of delivery. Notwithstanding the foregoing, notices to Seller or Purchaser under this Agreement may be delivered by electronic mail with an original copy thereof transmitted to the recipient by one of the means described in subsections (i), (ii), or (iii) above. Notices sent pursuant to this Section 10.11 shall be deemed effective when actually delivered by electronic mail.
10.12    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
10.13    Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time where the Property is located.
10.14    Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in such proceeding and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any other liability that it may have to any indemnitee. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.
10.15    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by electronic mail counterparts of the signature pages.
10.16    Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement; (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.
10.17    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
10.18    Lead Warning Statement. EVERY PURCHASER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY ON WHICH A RESIDENTIAL DWELLING WAS BUILT PRIOR TO 1978 IS NOTIFIED THAT SUCH PROPERTY MAY PRESENT EXPOSURE TO LEAD FROM LEAD-BASED PAINT THAT MAY PLACE YOUNG CHILDREN AT RISK OF DEVELOPING LEAD POISONING. LEAD POISONING IN YOUNG CHILDREN MAY PRODUCE PERMANENT NEUROLOGICAL DAMAGE, INCLUDING LEARNING DISABILITIES, REDUCED INTELLIGENCE QUOTIENT, BEHAVIORAL PROBLEMS, AND IMPAIRED MEMORY. LEAD POISONING ALSO POSES A PARTICULAR RISK TO PREGNANT WOMEN. THE SELLER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY IS REQUIRED TO PROVIDE THE PURCHASER WITH ANY INFORMATION ON LEAD-BASED PAINT HAZARDS FROM RISK ASSESSMENTS OR INSPECTIONS IN THE SELLER’S POSSESSION AND NOTIFY THE PURCHASER OF ANY KNOWN LEAD-BASED PAINT HAZARDS. A RISK ASSESSMENT OR INSPECTION FOR POSSIBLE LEAD-BASED PAINT HAZARDS IS RECOMMENDED PRIOR TO PURCHASE.
By its execution of this Agreement, Purchaser acknowledges that (a) it has read and understand the foregoing Lead Warning Statement, (b) it has reviewed, or during the Due Diligence Period will review, the Property Information concerning lead-based paint or lead-based paint hazards, and (c) Seller has provided, or Purchaser has independently obtained, a lead hazard information pamphlet in the form prescribed by the Environmental Protection Agency under Section 406 of the Toxic Substances Control Act. Purchaser shall conduct such studies and tests for lead-based paint during the Due Diligence Period as Purchaser deems appropriate. By its execution of this Agreement, Seller acknowledges that, to the best of Seller’s knowledge, the statements contained herein and the information provided, or to be provided, to the Purchaser pursuant to the terms of this Agreement concerning lead-based paint and lead-based paint hazards are accurate.
10.19    Limitation of Liability. Purchaser agrees that it will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, member, partner, principal, parent, subsidiary or other affiliate of Seller, or any officer, director, employee, trustee, shareholder, member, partner or principal of any such parent, subsidiary or other affiliate of Seller, arising out of or in connection with this Agreement or the transactions contemplated hereby. Except as set forth below, Purchaser agrees not to sue or otherwise seek to enforce any personal obligation against Seller or any such person or party with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. This Section shall in no way limit or prevent Purchaser from bringing a suit against Seller for specific performance pursuant to the terms of Section 8.2 above.

10.20    Section 3-14 Compliance. Subject to Paragraph 2.2, Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit.  Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, necessary to enable Purchaser's auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the one (1) immediately preceding calendar year.  Purchaser shall be responsible for all out-of-pocket costs associated with this audit.  Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit, which will include verbal requests for information regarding internal controls and follow-up questions on the financial information provided to the Purchaser.  In addition, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Property, including (without limitation) income data for the Property and a balance sheet for the last full calendar year of ownership, whether required before or after Closing.  Seller’s obligation to maintain its records for use under this Section 10.20 shall be an on-going condition to Closing for Purchaser’s benefit until Closing.  Seller shall maintain its records for use under this Section 10.20 for a period of not less than two (2) years after the Closing Date.  The provisions of this Section shall expressly survive closing and recordation of the Deed.

SIGNATURE PAGE TO
PURCHASE AND SALE AGREEMENT
BY AND BETWEEN

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

Date:	SELLER: SOUTH PAYNE OWNER, LLC By: Name: Title:
Date:	PURCHASER: RESOURCE APARTMENT OP III, LP By: Resource Apartment REIT III, Inc., its general partner By: Name: Title:

Escrow Agent has executed this Agreement in order to confirm that the Escrow Agent has received and shall hold the Earnest Money and the interest earned thereon, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of Article 9.

Date:	LAND SERVICES USA, INC. By: Name: Title:

EXHIBIT A

LEGAL DESCRIPTION

All of those lots or parcels of land located in City of Alexandria County, Virginia, and more particularly described as follows:

Parcel 1:

Beginning on the West side of Payne Street 176 feet 7 inches North of Duke Street and running thence North on Payne Street 16 feet more or less to Dudley’s line; thence West parallel to Duke Street 123 feet 5 inches; thence South parallel to Payne Street 16 feet more or less; the length of the first line; and thence East in a direct line 123 feet 5 inches to the beginning, being known as Premises 219 South Payne Street.

Parcel 2:

Beginning on the West side of Payne Street at the South line of the above described lot of ground and running thence South on Payne Street 30 feet more or less to the North lien of the lot of ground conveyed by E.C. Arwell and his wife to E.G. Atwell; thence West parallel to Duke Street 123 feet 5 inches; thence North parallel to Payne Street 30 feet; and thence East in a direct line 123 feet 5 inches to the beginning, being known as Premises 221 South Payne Street.

Together with an easement for off street parking on Premises known as 212-214 South Payne Street as set forth in Declaration of Easement recorded in Deed Book 567, page 42 amended in Deed Book 614, page 110.

Being the same property conveyed to South Payne Owner, LLC, a Virginia limited liability company by deed from WP Partners, L.L.C., a Virginia limited liability company, dated October 15, 2014 and recorded October 16, 2014 in the Clerk's Office of the Circuit Court for Alexandria, as Instrument No. 140014969.

The following is provided as an accommodation for informational purposes only.  No insurance is provided over same:

Current Property Address:      219 and 221 South Payne Street, Alexandria, Virginia 22314

Current Parcel ID No:             074.01-11-16, Account No. 10288000

EXHIBIT B

SPECIAL WARRANTY DEED

PREPARED BY:
Gordon Feinblatt LLC
223 East Redwood Street
Baltimore, MD 21201
Attn: Danielle S. Zoller, Esq. (VSB #40529)

RETURN TO:
Resource Real Estate, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, PA 19103
Attn: Aldie Jennings Loubier, Esq.

Consideration:     $2,500,000.00
Assessed Value:    $___________
Tax Map No(s).:    ____________

SPECIAL WARRANTY DEED
THIS DEED is made this _____ day of _______________, 2016, by SOUTH PAYNE OWNER, LLC, a Virginia limited liability company, having an address at _____________________ (the “Grantor”), to RESOURCE APARTMENT OP III, LP, a Delaware limited partnership, having an address at c/o Resource Real Estate, Inc., 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103 (the “Grantee”).
WITNESSETH that, for and in consideration of the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00), cash in hand paid, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, Grantor does hereby grant, assign and convey to Grantee, its successors and assigns, in fee simple, all that certain real property lying and being in the City of Alexandria, Virginia, commonly known as 219 and 221 South Payne Street, Alexandria, Virginia 22314 and more particularly described in the attached Exhibit A and incorporated herein by reference.
TOGETHER WITH all buildings, structures and other improvements thereon and all and singular the tenements, hereditaments, rights-of-way, easements, privileges, benefits and appurtenances to the same belonging or in anywise appertaining and the reversion or reversions, remainder or remainders, rents, issues and profits thereof, and all the right, title and interest of Grantor in and to the land lying in and above the bed of any street, alley, or roadway within, abutting or adjoining the above described real property.
AND Grantor hereby covenants that it will warrant specially the property hereby granted and that it will execute such further assurances of the same as may be requisite.
TO HAVE AND TO HOLD the property above described and all rights, privileges and interests hereby conveyed unto Grantee, its successors and assigns, in fee simple.

WITNESS the hand and seal of the Grantor as of the day and year first above written.
WITNESS/ATTEST:                SOUTH PAYNE OWNER, LLC

By:                      (SEAL)
Name:
Title:

COMMONWEALTH OF VIRGINIA, CITY/COUNTY OF     ___________________, to-wit:

I HEREBY CERTIFY that on     the ___ day of ____________, 2016, before me, a Notary Public of the Commonwealth of Virginia, personally appeared _______________________, who acknowledged him/herself to be the ____________________ of South Payne Owner, LLC, the within grantor, and that he/she, being duly authorized to do so, executed the foregoing Deed on behalf of South Payne Owner, LLC, for the purposes therein contained.

As witness my hand and notarial seal.

[NOTARY SEAL]
Notary Public
My commission expires:
Notary Registration No.:

EXHIBIT A

Legal Description

EXHIBIT C
BILL OF SALE AND ASSIGNMENT OF LEASES AND CONTRACTS
This instrument is executed and delivered as of the ____ day of _________, 2016 pursuant to that certain Purchase and Sale Agreement (“Agreement”), dated ____________, 2016, by and between ______________________________________ (“Seller”), and __________________, a _____________________ (“Purchaser”), covering the real property described in Exhibit A attached hereto (“Real Property”).
1.Sale of Personalty. For good and valuable consideration, Seller hereby sells, transfers, sets over, assigns and conveys to Purchaser the following (the “Personal Property”):
(a)    Tangible Personalty. All of Seller’s right, title and interest in and to all fixtures, furniture, equipment, supplies and other tangible personal property, if any, owned by Seller presently attached or appurtenant to, located in or on and used exclusively in connection with the Land, but excluding any items of personal property owned by tenants, any managing agent or others, including, without limitation, the personal property listed on Exhibit B attached hereto, but excluding word processing and computing equipment (such as, but without limitation, CPUs, printers, hubs, switches, firewalls, networking equipment and modems) and any items of personal property owned by tenants, any managing agent or others.
(b)    Intangible Personalty. All of Seller’s right, title and interest, if any, in and to all intangible personal property related to the Property, to the extent assignable and without warranty, including, without limitation, the following items: (i) licenses, permits approvals, certificates of occupancy, consents, authorizations, variances and waivers related to the Property, (ii) all trade names, trademarks, logos and symbols associated or used in connection with the Land and the Improvements, including Seller’s rights and interests in the name “Payne Place Apartments” and variations thereof, (iii) plans, specifications and other architectural and engineering drawings related to the Improvements, (iv) warranties and guaranties; (v) any and all telephone and facsimile numbers assigned to Seller with respect to the Property, and (vi) leasing, marketing and promotional brochures and other advertising materials relating to the Property, including, without limitation, all web addresses, domain names, URLs, all social media accounts and logo, photo, video and e-brochure files for the Property.
2.    Assignment of Leases and Contracts. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser, and Purchaser hereby accepts such assignment of, the following (the “Assigned Property”):
(a)    Leases. All of the landlord’s right, title and interest in and to all leases, subleases and other occupancy agreements (“Leases”) covering the Real Property and identified on the rent roll attached hereto as Exhibit C, together with any and all deposits (whether cash or otherwise) made thereunder by way of security, if any, and any accrued interest thereon, and Purchaser hereby assumes all of the landlord’s obligations under the Leases arising from and after the Closing Date (as defined in the Agreement);
(b)    Service Contracts. The service contracts described in Exhibit C attached hereto (the “Service Contracts”).
3.    Assumption. Purchaser hereby assumes the obligations of Seller under the Leases and Service Contracts arising from and after the Closing Date and shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and reasonable attorneys’ fees incurred by Seller by reason of the failure of Purchaser to fulfill, perform, discharge, and observe its obligations with respect to the Leases or the Service Contracts arising on and after the Closing Date. Seller shall defend, indemnify and hold harmless Purchaser from and against any liability, damages, causes of action, expenses, and reasonable attorneys’ fees incurred by Purchaser by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations with respect to the Leases or the Service Contracts arising prior to the Closing Date.
4.    Warranty of Title to Assigned Property. Seller warrants and defends title to the Tangible Personalty and the Assigned Property unto Purchaser, its successors and assigns, against any person or entity claiming, or to claim, the same or any part thereof by, through or under Seller, subject only to the matters to which the deed from Seller to Purchaser (conveying the Real Property) is subject, to the extent applicable.
5.    Agreement Applies. The covenants, agreements, representations, warranties, indemnities and limitations provided in the Agreement with respect to the property conveyed hereunder (including, without limitation, the limitations of liability provided in the Agreement), are hereby incorporated herein by this reference as if herein set out in full and shall inure to the benefit of and shall be binding upon Purchaser and Seller and their respective successors and assigns.
6.    Disclaimer. Except as set forth herein and in the Agreement, which provisions are hereby incorporated by this reference as if herein set out in full, the Personal Property and Assigned Property are conveyed by Seller and accepted by Purchaser AS IS, WHERE IS, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF SELLER AND PURCHASER EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, AND ALL OTHER REPRESENTATIONS AND WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE OF THE STATE OR STATES WHERE THE REAL PROPERTY IS LOCATED.
7.    Limitation of Liability. Purchaser agrees that it will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, member, partner, principal, parent, subsidiary or other affiliate of Seller, or any officer, director, employee, trustee, shareholder, member, partner or principal of any such parent, subsidiary or other affiliate of Seller, arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees not to sue or otherwise seek to enforce any personal obligation against Seller or any such person or party with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby.
IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and Assignment of Leases and Contracts to be executed as of the date written above.

SELLER: SOUTH PAYNE OWNER, LLC By: /s/ Wade Casstevens Name: Wade Casstevens Title: Manager
PURCHASER: RESOURCE APARTMENT OP III, LP By: /s/ Shelle Weisbaum Name: Shelle Weisbaum Title: Senior Vice President

EXHIBIT D
NOTICE TO RESIDENTS
[Date]

[Project Name]
[Address]
[City/State/ZIP]

Dear Resident:
Notice is hereby given to the tenants of ______________________ (the “Property”) that ___________, the current owner of the Property, has sold the Property to _____________(“Purchaser”) effective (date of takeover). Purchaser has assumed all of the obligations of landlord under your lease, including any obligations with respect to your security deposit, if any, which has been transferred to Purchaser. All rent payments should be directed to the property manager at the leasing center for Payne Place Apartments located at ____ S. Payne Street, Alexandria, Virginia 22314.

Sincerely, __________________________________________, By: Name: Title:
____________________________________, a ________________________ By: Name: Title:

SCHEDULE I
INVENTORY OF PERSONAL PROPERTY

•	Picnic Table – Back Patio

•	Charcoal Grill – Back Patio

•	Tools – Maintenance Room

•	Miscellaneous Replacement Parts & Cleaning Materials – Maintenance Room
Folding Table – Laundry Room

SCHEDULE II
LIST OF SERVICE CONTRACTS

•	American Disposal Company (Trash & Recycling Services)

•	Beltway Cleaning Services (Building Maintenance & Cleaning)

•	Coinmach Corporation (Laundry Machine Space Rental & Service)

•	Home Paramount Pest Control (Pest Control Services)

•	Castle Sprinkler and Alarm Inc. (Fire Extinguisher Service)

•	Ruppert Landscape (Landscape Maintenance)